UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2024

Myomo, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38109	47-0944526
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Portland St., 4th Floor
Boston, MA	02114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 996-9058

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2024 (the “Effective Date”), Myomo, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (the “Bank”).

The Loan Agreement provides for a revolving line of credit whereby the Company may borrow up to $4,000,000 (the “Revolving Line”), which Revolving Line may be increased to $5,500,000 at the Bank’s sole discretion upon the occurrence of certain events. Amounts advanced by the Bank are based on 80% of “eligible accounts”, which includes all receivables in the United States, reduced by aged amounts and customers and insurance payers with concentrations in excess of defined limits, among other deductions. The outstanding principal amount of any advance shall accrue interest at a floating rate per annum equal to the greater of (i) 8.50% and (ii) the “prime rate” as published in The Wall Street Journal for the relevant period plus one-half percent (0.50%). The Revolving Line is secured on a first priority basis by all of Company’s assets other than intellectual property and certain customary exceptions. Any newly formed or acquired subsidiary of the Company or any guarantor under the Loan Agreement, will either join the Loan Agreement as a co-borrower or become a guarantor under the Loan Agreement, as determined by the Bank in its sole discretion. The Company intends to use the Revolving Line for working capital and general business purposes.

The Revolving Line terminates, and any outstanding principal amount of all advances made thereunder, and any accrued and unpaid interest thereon, become immediately due and payable on the two year anniversary of the Effective Date.

The Company must also pay Bank (i) a commitment fee of $20,000, (ii) an “Anniversary Fee” of 0.50% of the Revolving Line and (iii) an “Unused Revolving Line Facility Fee” of 0.50% per annum of the average unused portion of the Revolving Line. In addition, upon termination of the Loan Agreement or the Revolving Line prior to the two year anniversary of the Effective Date, the Company must pay a termination fee of 1.00% of the Revolving Line, subject to certain exceptions.

The Loan Agreement contains representations, warranties, and negative and affirmative covenants customary for transactions of this type. These include covenants limiting the ability of the Company, and any of their subsidiaries, subject to certain exceptions and baskets, to, among other things, (i) incur indebtedness, (ii) incur liens on their assets, (iii) enter into any merger or consolidation with, or acquire all or substantially all of the equity or property of, another person, (iv) dispose of any of their business or property, (v) make or permit any payment on subordinated debt, or (vi) pay any dividend, make any other distribution, or redeem any equity.

The Loan Agreement contains customary events of default and also provides that an event of default includes any default resulting in a right by third parties to accelerate maturity of indebtedness in excess of $100,000. If any event of default occurs and is not cured within applicable grace periods set forth in the Loan Agreement or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated. In addition, the Company may be required to deposit cash with the Bank in an amount equal to 105% of any undrawn letters of credit denominated in U.S. Dollars or 110% of any undrawn letters of credit denominated in a foreign currency.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The representations, warranties and covenants contained in the Loan Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Loan Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Loan Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Loan Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Loan Agreement is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Loan and Security Agreement, dated July 11, 2024, between the Registrant and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYOMO, INC.

Date: July 15, 2024	By:	/s/ David A. Henry
Name: David A. Henry
Title: Chief Financial Officer